Exhibit 99.4

Unaudited Pro Forma Condensed and Combined Financial Information

The following unaudited pro forma condensed and combined financial statements have been prepared to give effect to the acquisition by Ebix, Inc. (“Ebix” or the “Company”) of Jenquest, Inc. (“Jenquest”).  These pro forma combined financial statements are derived from the historical consolidated financial statements of Ebix which are incorporated by reference into this document, and the historical financial statements of Jenquest which are included with this current report as Exhibits 99.2 and 99.3.  These historical financial statements have been adjusted as described in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet has been prepared assuming the acquisition of Jenquest occurred on September 30, 2007.  The unaudited pro forma combined statements of income have been prepared assuming the acquisition of Jenquest occurred on January 1, 2006.  In all cases the purchase method, which requires an allocation of the purchase price to assets acquired and liabilities assumed at their fair value, has been applied to the accounting for the acquisition of Jenquest.

The purchase price allocation for the acquisition of Jenquest reflected in the unaudited pro forma combined financial statements is preliminary and is subject to possible revision.  The final purchase price allocation will be based on a formal third-party valuation of identifiable intangible assets, and an in-depth analysis of the value of other assets acquired and liabilities assumed.  Actual results may differ from these unaudited pro forma combined financial statements once Ebix has completed the valuation studies necessary to finalize the required purchase price allocation.  Therefore, the unaudited pro forma combined financial statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would be reported had the acquisition of Jenquest been completed as of the dates presented.  No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred by integrating their operations.  The unaudited pro forma condensed and combined financial statements should not be considered representative of future consolidated results of operation or financial position nor should the historical results operations be indicative of our future expected results of operations.

PRO FORMA INFORMATION

Ebix Inc. and Subsidiaries

Unaudited Pro Forma Combined Balance Sheets

September 30, 2007

(in thousands except for share data)

			Pro Forma		Pro Forma
	Ebix Inc.	Jenquest	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	15,874	192	(11,327	) A,B	4,739
Accounts receivable	9,658	284	—		9,943
Prepaid expenses	—	26	(8	) C	18
Other current assets	1,028	2	—		1,030
Total current assets	26,560	505	(11,335)		15,730
Property and equipment, net	2,201	199	—		2,400
Goodwill	23,632	—	9,833	D	33,453
Intangibles	6,493	—	1,013	D,E	7,506
Other assets	408	14	—		422
Total assets	59,294	718	(495)		59,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,792	227	—		2,019
Accrued payroll and related benefits	1,286	46	—		1,333
Short term debt	—	225	(225	) F	—
Current portion of long term debt & capital leases	463	—	—		463
Deferred revenue	6,174	52	—		6,226
Due to shareholders	—	53	(53	) G	—
Deferred income taxes	—	61	—		61
Other current liabilities	205	4	—		209
Total current liabilities	9,920	668	(278)		10,311
Redeemable common stock	—	—	—		—
Long term note payable, &long term capital leases	471	—	—		471
Deferred rent	218	—	—		218
Deferred income taxes payable	—	25	103	H	128
Total liabilities	10,609	693	(175)		11,128

Stockholders’ equity:
Common stock	325	25	(25	) I	325
Additional paid-in capital	108,650	(565)	565	I	108,650
Treasury stock	(149)	—	—		(149)
Accumulated deficit	(61,556)	565	(860	) I	(61,858)
Accumulated other comprehensive income	1,415	—	—		1,415
Total stockholders’ equity	48,685	25	(320)		48,383
Total liabilities and stockholders’ equity	59,294	718	(495)		59,511

PRO FORMA INFORMATION

Ebix Inc. and Subsidiaries

Unaudited Pro Forma Condensed and Combined Statements of Income

December 31,2006

(in thousands except for share data)

			Pro Forma		Pro Forma
	Ebix Inc.	Jenquest	Adjustments		Combined
Revenue:
Software licensing	1,659	—	—		1,659
Professional and support services	27,594	5,558	—		33,152
Total revenue	29,253	5,558	—		34,811

Operating expenses:
Costs of services provided	5,916	2,267	—		8,183
Product development	5,234	234	—		5,468
Sales and marketing	3,002	471	—		3,473
General and administrative	6,594	2,381	—		8,975
Amortization and depreciation	1,795	140	140	J	2,075

Total operating expenses	22,541	5,493	140		28,174

Operating income	6,712	65	(140)		6,637

Interest income	248	5	—		253
Asset impairment charge	—	(24)	—		(24)
Interest expense	(309)	(19)	19	K	(309)
Foreign exchange gain (loss)	(6)	—	—		(6)

Income before income taxes	6,645	27	(121)		6,551
Income tax (provision) benefit	(680)	(11)	11	L	(680)

Net income	5,965	16	(110)		5,871

Basic earnings per common share	2.15				2.12
Diluted earnings per common share	1.90				1.87

Basic weighted average shares outstanding	2,768				2,768

Diluted weighted average shares outstanding	3,137				3,137

PRO FORMA INFORMATION

Ebix Inc. and Subsidiaries

Unaudited Pro Forma Condensed and Combined Statements of Income

September 30, 2007

(in thousands except for share data)

	Ebix		Pro Forma		Pro Forma
	Inc.	Jenquest	Adjustments		Combined
Revenue:
Software licensing	3,038	—	—		3,038
Professional and support services	27,602	4,650	—		32,252
Total revenue	30,640	4,650	—		35,290

Operating expenses:
Costs of services provided	5,124	2,714	—		7,838
Product development	6,122	375	—		6,497
Sales and marketing	3,129	360	—		3,489
General and administrative	6,135	732	—		6,867
Amortization and depreciation	1,882	126	105	J	2,113

Total operating expenses	22,392	4,307	105		26,804

Operating income	8,248	343	(105)		8,486

Interest income	388	3	—		391
Interest expense	(377)	(34)	34	K	(377)
Foreign exchange gain (loss)	302	—	—		302

Income before income taxes	8,561	312	(71)		8,802
Income tax (provision) benefit	(393)	(76)	7	L	(462)

Net income (loss)	8,168	236	(64)		8,340

Basic earnings per common share	2.69				2.75
Diluted earnings per common share	2.39				2.44

Basic weighted average shares outstanding	3,033				3,033

Diluted weighted average shares outstanding	3,422				3,422

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.    Basis of Presentation

On November 1, 2007, Ebix, Inc. (“Ebix” or the “Company”) acquired all of the outstanding shares of Jenquest, Inc. (“Jenquest”), a leader in the certificate of insurance tracking industry, for $11.25 million and up to $1.35 million in additional payments in one year if certain revenue targets of the Jenquest division are met.   The Company also incurred approximately $70 thousand of direct expenses primarily consisting of legal, accounting, due diligence, and filing fees related to the closing of the Jenquest acquisition.  Ebix financed the merger consideration primarily with internal sources using its own cash reserves.

The accompanying unaudited condensed financial statements present the pro forma results of operations and the financial position of Ebix and Jenquest on a combined basis and are based on the historical financial information of each company after giving effect to the merger.  The unaudited pro forma combined balance sheet has been prepared assuming the acquisition occurred on September 30, 2007.  The unaudited pro forma combined statements of income have been prepared assuming the acquisition of Jenquest occurred on January 1, 2006.

The unaudited pro forma condensed and combined financial statements are based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing such pro forma information.  The estimated pro forma adjustments arising from the merger are derived from the preliminary estimated fair value of assets acquired and liabilities assumed, and the related allocation of the purchase price consideration.  The final determination of the purchase price allocation will be based on the established fair value of the assets acquired, including the fair value of the identifiable intangible assets, and liabilities assumed as of November 1, 2007.  The excess of the purchase price over the fair value of net assets acquired is allocated to goodwill.  The final determination of the purchase consideration, fair values, and resulting goodwill may differ significantly from what is reflected in these unaudited pro forma condensed and combined financial statements.  A summary of the estimated purchase price allocation to the fair value of assets acquired and liabilities assumed is as follows (in thousands):

Purchase Price:
Cash consideration	$11,250
Transaction costs	70
$11,320

Preliminary Allocation of Purchase Price as of September 30, 2007:
Tangible assets (net)	$484
Identifiable intangible assets	1,258
Goodwill	9,578
$11,320

The amount allocated to the intangible assets represents the Company’s preliminary estimate of the identifiable intangible assets acquired from Jenquest, which include customer relationships and developed technology.  The recording of the identifiable intangible assets results in the establishment of a deferred tax liability of $103 thousand.

The merger is expected to give rise to the elimination of certain personnel of Jenquest, however, the pro forma combined financial statements do not include any adjustments related to the elimination of personnel that may be undertaken, as the final integration plan will not be implemented until after the closing of the acquisition.

2.    Pro Forma Adjustments

Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of contingencies that will not be known until the later of the closing of the merger or resolution of the contingency.  The following are brief descriptions of each of the referenced pro forma adjustments included in these unaudited condensed and combined financial statements.

(A)          Reflects Ebix’s purchase price of Jenquest of approximately $11.25 million.

(B)           To reduce cash by $70 thousand for Ebix estimated transaction costs, which include legal, accounting, due diligence and filing fees.

(C)            These assets were eliminated, as part of the purchase price allocation, as their estimated fair values were deemed to be zero.

(D)           Reflects the establishment of goodwill in the amount of $9.51 million other intangible assets of $1.3 million.

(E)             Reflects assumed amortization of $105 thousand  during 2007 and $140 thousand in 2006 related to the establishment of intangible assets in connection with the Jenquest acquisition.

(F)            To remove the Jenquest revolving line of credit that was paid in full immediately preceding the acquisition.

(G)           To remove the loans from Jenquest’s shareholders which were paid in full immediately preceding the acquisition.

(H)          To record the deferred income tax liability of $103 thousand for book versus tax differences attributable to acquired intangible assets.

(I)               To eliminate Jenquest’s equity balances.

(J)              To record amortization expense for the estimated identifiable intangible assets arising from the acquisition of Jenquest by Ebix.  The preliminary estimated identifiable intangible assets and their related estimated fair values and useful lives are as follows:

Intangible		Percent of	Remaining
Assets	Fair Value	Purchase Price	Useful Life

Developed Technology	$140,000	1.24%	5 years
Customer Relationships	$1,118,000	9.98%	10 years

(K)          To reverse historical interest expense associated with Jenquest’s revolving line of credit that was paid in full immediately preceding the acquisition of Jenquest by Ebix.

(L)            To record the tax effect of the pro forma adjustments.